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                                                                   EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT

                                 BY AND BETWEEN

                      SAGE LIFE ASSURANCE OF AMERICA, INC.

                                       AND

                                TERRY ELEFTHERIOU

                                                     EFFECTIVE: November 1, 2002

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                              EMPLOYMENT AGREEMENT

                                TABLE OF CONTENTS

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1.    EMPLOYMENT........................................................................................    1
      1.1 General Duties and Title......................................................................    1
      1.2 Access of Executive to Audit Committees, Boards of Directors and Auditors.....................    2
      1.3 Full-Time Position............................................................................    2
2.    TERM..............................................................................................    2
3.    REMUNERATION......................................................................................    2
4.    WITHHOLDING.......................................................................................    3
5.    INSURANCE AND OTHER BENEFIT PLANS.................................................................    3
6.    VACATIONS.........................................................................................    3
7.    BUSINESS EXPENSES.................................................................................    4
8.    INDEMNIFICATION...................................................................................    4
9.    TERMINATION OF EMPLOYMENT.........................................................................    5
      9.1.A  Termination on Expiration of the Initial Term without Offer................................    5
      9.1.B  Termination on Expiration of the Initial Term with Offer...................................    6
      9.2 Termination by the Company for Cause..........................................................    7
      9.3 Definition of Cause...........................................................................    7
      9.4 Determination of For Cause Termination........................................................    8
      9.5 Termination by the Company Without Cause......................................................    8
      9.6 Termination by the Executive for Good Reason..................................................    9
      9.7 Voluntary Termination by the Executive........................................................   10
      9.8 Disability Termination........................................................................   10
      9.9 Termination Due to Executive's Death..........................................................   10
10.   RESTRICTIVE CONVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF EMPLOYMENT......................   11
      10.1 Solicitation of Employees; Customers; Agents or Representatives etc..........................   11
      10.2 Confidential Records.........................................................................   11
      10.3 Ownership of Proceeds of Employment..........................................................   12
      10.4 Survival.....................................................................................   12
      10.5 Enforceability; Remedies.....................................................................   12
11.   MISCELLANEOUS PROVISIONS..........................................................................   12
      11.1 Severability.................................................................................   12
      11.2 Execution in Counterparts....................................................................   13
      11.3 Notices......................................................................................   13
      11.4 Entire Agreement and Subsequent Amendments...................................................   14
      11.5 Applicable Law...............................................................................   14
      11.6 Headings.....................................................................................   14
      11.7 Binding Effect; Successors and Assigns.......................................................   14
      11.8 Waiver.......................................................................................   15
      11.9 Warranty and Capacity to Contract............................................................   15
      11.10   Arbitration...............................................................................   15
      11.11   Remedies..................................................................................   15
      11.12   Survival..................................................................................   16
      Exhibit A - Position Description
      Exhibit B - Benefits
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                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement") made and entered into this ______ day of November, 2002 and effective as of the 1st day of November, 2002 (the "Effective Date") by and between Sage Life Assurance of America, Inc. (the "Company"), a Delaware life insurance corporation, with its principal offices at 300 Atlantic Street, Stamford, Connecticut 06901 and Terry Eleftheriou an individual currently residing at 2 Chuckanut Lane, Houston, Texas 77024 ("Executive").

WITNESSETH THAT

WHEREAS, the Company desires to employ Executive in accordance with the terms of this Agreement and Executive desires to be so employed by the Company;

WHEREAS, the parties desire to set forth the employment understanding and terms and conditions of employment in a written agreement; and Executive wishes to accept such employment upon the terms and subject to the conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto hereby agree as follows:

1.       EMPLOYMENT

         1.1 General Duties and Title

         On the Effective Date, the Company hereby employs Executive with the title/s designated in Exhibit A (the "Position Description") attached hereto and forming a part of this Agreement.

         Executive's primary responsibilities and duties are as described in Exhibit A. The primary responsibilities and duties of the Executive may be altered or amended by the mutual agreement of the Company and the Executive. Any modifications or alterations to the duties assigned to the Executive will be consistent with the education, background and experience of the Executive. Executive shall faithfully and diligently perform for the Company all such duties. Executive shall report to and take direction primarily from the Chief Executive Officer and the Board of Directors of the Company. Executive agrees to act in the capacity of a member or officer of such boards as he may be appointed without remuneration other than the remuneration to which Executive is otherwise entitled under this Agreement.

         Services rendered by Executive shall be rendered in accordance with recognized professional standards and recognized codes of conduct or ethics. Executive shall further promote and enhance the business purposes of the Company by entertainment and other means, including participation in professional organizations and activities, attendance at insurance or financial industry conventions and seminars, and membership in insurance or financial industry societies.

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         1.2 Access of Executive to Audit Committees, Boards of Directors and
         Auditors

         For the purpose of fulfillment of Executive's responsibilities to the Company and to those companies in addition to the Company, including Sage Insurance Group, Inc. ("SIGI") for which Executive is directed to perform any services, directly or indirectly, at all times during the Term of Employment, Executive shall have direct access to and contact with (i) each member of the Audit Committee of each such company, (ii) each member of the Board of Directors of the each such company and
         (iii) Ernst & Young, LLP and any other auditing or accounting firm that has performed or is performing external or internal audit services to the Company, SIGI and/or any other company for which Executive is directed to perform any services, directly or indirectly, including any consulting organization currently or formerly affiliated with any such auditing or accounting firm.

         1.3 Full-Time Position

         Executive during the Term will devote Executive's best efforts, attention and skills to the business and affairs of the Company on a full-time basis, and shall devote all of Executive's business time and effort to the performance of the duties hereunder.

2.       TERM

         The employment of Executive hereunder shall commence on the Effective Date and shall continue until April 30, 2003 or such earlier date as this Agreement is terminated as provided in Section 9 hereof.

3.       REMUNERATION

         The Company (or an affiliate acting on behalf of the Company) will pay to Executive as compensation for services to be rendered under Section 1 hereof, the following amounts:

         (a)      Base Salary

                  A base salary ("Base Salary") of Ten Thousand Dollars ($10,000) per week to be paid weekly at the end of each week from the Effective Date hereof through and until April 30, 2003 (the "Term"). If Executive's employment by the Company continues beyond the term hereof as provided for in Section 9.1.B, the Base Salary shall be as agreed by the parties, payable semi-monthly in accordance with the Company's payroll policies for its executive officers and reviewable annually in March of each year, commencing with the first review being conducted for the performance period beginning on May 1, 2003 and terminating March 31, 2004.

         (b)      Living Expenses

                  The Company shall provide the Executive with appropriate living quarters in or proximate to Stamford, Connecticut, meals, and use of an automobile for the Initial Term. Weekly travel between Stamford, Connecticut and the Executive's residence in Houston, Texas will be paid for by the Company. Living expenses

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                  payable by the Company shall not exceed $8,500 per month,
                  cumulatively, during the Term. The Company requires the full-time presence of Executive in Stamford, Connecticut for the convenience of the Company. While the parties believe such living expenses will not be deemed taxable income of the Executive, if to any extent such living expenses are or become taxable to Executive, the Company shall gross up the Base Salary payable to Executive to equalize the value of such living expenses had they not been taxable to Executive.

4.       WITHHOLDING

         Executive agrees that the Company shall withhold from any and all payments required to be made to Executive pursuant to this Agreement all actual or potential Federal, State, local and/or other taxes the Company determines are required or potentially will be required, to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

5.       INSURANCE AND OTHER BENEFIT PLANS

         Executive shall be entitled during the period of employment with the Company, to participate in (i) the life insurance and disability insurance plans available to executives of the Company, including such accidental death or other benefits as may be provided under such plans, and (ii) the health and dental and vision plans available to officers (and their immediate families) of the Company, or at the election of Executive, Executive may purchase individual family health and dental coverage for which the costs will be reimbursed by the Company in an amount not to exceed that otherwise paid by the Company under its own benefit plan, and (iii) such other employee benefit plans, including all employee welfare benefit plans and employee pension benefit plans, that currently are or will be made generally available to executives and salaried employees of the Company. Descriptions of the current benefit plans are set forth in Exhibit B. Participation by or inclusion of the Executive in any benefit plan maintained by the Company shall be provided only to the extent that the Executive is eligible under the terms and conditions of the applicable plan and, if required pursuant to the plan, the Executive meets any insurance underwriting or other conditions validly required by the provider or carrier of the plan or the contracts, policies, or other terms of eligibility or participation issued in connection with the plan.

6.       VACATIONS

         Executive shall be entitled to be absent from Executive's duties with the Company by reason of vacation and personal days for such periods as are consistent on a pro rata basis with the policy of the Company with respect to executive officers generally, which policy is more fully described in Exhibit B. In addition, the Executive shall be entitled to such national and religious holidays as generally approved by the Company.

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7.       BUSINESS EXPENSES

         The Company recognizes that, in connection with Executive's performance of his duties, functions and responsibilities hereunder, Executive will incur certain reasonable and necessary expenses. The Company agrees to promptly reimburse Executive for all such reasonable business expenses, which are incurred solely in connection with the Company's business, upon the presentation of statements setting forth the nature and amount of such expenses in reasonable detail, in accordance with the Company's generally applicable guidelines and procedures from time to time.

         To the extent that it is subsequently determined by the Company, using reasonable standards generally applicable to executive officers in like capacities, that any expense reimbursed by the Company to the Executive is not a reasonable or necessary business expense of the Company, and such determination is based upon false, misleading, incorrect or inadequate documentation supplied by the Executive, the Executive shall be liable to the Company for the amount of such excess reimbursement.

8.       INDEMNIFICATION

         The Company agrees to defend and indemnify the Executive against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, together with counsel fees in each case reasonably incurred in connection with the defense, disposition or investigation of any action, suit, claim or other proceeding, whether civil, criminal or regulatory, in which Executive may be involved or with which he may be threatened during the Employment Term or thereafter, in each case to the extent incurred by reason of his serving or having served (a) as an executive, consultant or officer of the Company, SIGI and/or any subsidiary or affiliate of either of them (collectively the "Group"), or (b) at its request as a consultant, Executive, officer or in any other capacity for the performance of services by the Executive to any organization within or without the Group. The Company shall use its best efforts to purchase or cause the purchase and maintenance in force during the Employment Term and at least one year thereafter directors and officers' liability insurance for the benefit of Executive and others with policy limits and other terms no less favorable to the insured than those currently in effect.

         The Company shall be obligated to pay the claims or expenses of the Executive required under this Section 8, including defense cost, directly to the third party to whom payment is due and owing, without the necessity of the Executive making such payment and seeking reimbursement from the Company.

         The Company shall not indemnify the Executive if a determination shall be made that the Executive, (i) failed to act in good faith or not in a manner the Executive reasonably believed to be in or not opposed to the best interests of the Company or (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that the Executive's conduct was unlawful at the time thereof, as follows:

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         (a)      A committee of the independent members of the Board of
                  Directors of the Company shall first make a preliminary written determination to the Company and the Executive.

         (b) Within ten (10) business days of Executive's receipt of the preliminary determination described above, Executive shall either (i) accept such preliminary determination, in which event such determination shall be final and binding upon the parties or (ii) reject the preliminary determination.

         (c) If the Executive shall reject the preliminary determination described above, the parties shall submit the matter to arbitration pursuant to Section 11.10 of this Agreement.

         Anything in the preceding paragraph to the contrary notwithstanding, the Company shall defend and indemnify the Executive as provided by this Section 8 unless and until there shall be a final determination that the Company is not required to do so. In the event of any such final determination, the Executive shall reimburse the Company within sixty (60) days from demand therefor such amounts as the Company shall have expended to defend and indemnify the Executive against matters found to be outside the scope of the Company's obligations under this
         Section 8.

         The provisions of this Section 8 shall survive the termination or expiration of Executive's employment under this Agreement irrespective of the reason for such termination.

9.       TERMINATION OF EMPLOYMENT

         9.1.A Termination on Expiration of the Initial Term without Offer

         If upon the expiration of this Agreement, the Company has not offered the Executive in writing an employment agreement providing at least those basic terms set forth in Section 9.1.B, this Agreement shall terminate.

         In the event that Executive's employment is so terminated or altered under this Section 9.1.A, Executive shall be entitled to receive:

         (a) Payments for twenty six (26) weeks of the current Base Salary, paid in accordance with the executive officer payroll policy of the Company at the time of termination;

         (b) Accrued vacation and personal days; and

         (c) Accrued business expenses pursuant to Section 7 not previously reimbursed.

         In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to executive under the Executive benefit plans will be extended for such period as the Company is obligated to make Base Salary payments to Executive in terms of this Section or, if longer, as required by otherwise applicable law, unless

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         Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost, which would have been required as if the Executive were covered under the plan.

         9.1.B. Termination on Expiration of the Initial Term with Offer

         If upon the expiration of this Agreement, the Company has offered the Executive in writing an employment agreement providing at least the basic terms set forth below and Executive declines to accept such offer, this Agreement shall terminate.

         In the event that Executive's employment is so terminated under this Section, Executive shall be entitled to receive:

         a)  Accrued vacation and personal days; and

         b) Accrued business expenses pursuant to Section 7 not previously reimbursed.

         In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to executive under the Executive benefit plans will be extended for such period as the Company is obligated to make Base Salary payments to Executive in terms of this Section or, if longer, as required by otherwise applicable law, unless Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost, which would have been required as if the Executive were covered under the plan.

         The minimum basic terms for an offer of employment agreement pursuant to this Section 9.1 B shall be as follows:

         (i)      A term of not less than one year commencing May 1, 2003.

         (ii) Base Salary at the rate of not less than $300,000 per annum payable pursuant to the Company's payroll policies for executive officers.

         (iii) Living Expenses for the months of May, June and July 2003 as set forth in Section 3 (b) herein.

         (iv) The reasonable costs of Executive and his immediate family relocating from Houston, Texas to the greater Stamford, Connecticut area including, but not limited to (a) the real estate brokerage commission, legal and other expenses of selling Executive's home in Houston, Texas; (b) the costs of packing, transporting and, if appropriate, and storage of the furniture, furnishings and belongings of Executive and his family, including automobiles, until a new permanent residence is available for occupation; (c) the costs associated with the purchase of a new home including loan origination fees, legal expenses, title insurance, surveys and inspection reporting costs of home purchase but excluding discount points on

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                  mortgage financing; (d) the duplicate costs of housing in the event that a new home is purchased in the greater Stamford area prior to the house in Houston being sold; and (e) the fees of professional relocation facilitators to assist Executive with locating suitable residence in or around Stamford, Connecticut and related services.

         (v)      The aggregate of the costs under (iii) and (iv) of this
                  Section 9.1.B., paid or reimbursed to Executive shall not exceed the sum of (a) $129,000 and (b) the difference, if any, between $51,000 and the Executive's total living expenses paid by the Company pursuant to Section 3 (b), together with such additional amount necessary to gross up the Base Salary payable to Executive to equal the taxes payable by Executive on those portions of Company paid expenses that are taxable to the Executive arising from the aforementioned sections.

         (vi) Provisions substantially equivalent to Section 1.1, 1.2, 4, 5, 6, 7, 8, 9.2, 9.3, 9.4, 9.5, 9.6, 9.7, 9.8, 9.9, 10, 11,
                  Exhibit A and Exhibit B hereof and the entitlement of the Executive to participate in the Company's Short and Long Term Incentive Bonus Plans subject to all terms, conditions and qualifications thereof.

         9.2 Termination by the Company for Cause

         In the event that Executive is removed from office by the Company for cause (as hereinafter defined), the employment of Executive under this Agreement shall terminate and Executive shall be entitled to receive only the Base Salary for the period to the date of such removal.

         No other or further payment of benefits under this Agreement will be due upon Termination for Cause, except as required by law, or under the Company's insurance and other employee benefit plans and the procedures referred to in Sections 5 and 7.

         9.3 Definition of Cause

         For purposes of this Agreement, the term "cause" shall mean (i) any willful material neglect by Executive, or material failure by Executive to perform the duties and responsibilities of the Executive's office or offices (other than any such failures resulting from Executive's incapacity due to illness or injury), or (ii) any malfeasance or gross misconduct by Executive in connection with the performance of any of the duties or responsibilities or otherwise which would, in the view of a reasonable person, be materially prejudicial to the interests of the Company or any of its affiliates if Executive were retained in the respective office or offices, including without limitation, conviction of a felony, or (iii) actual indictment for, or formal admission to a felony or crime of moral turpitude, dishonesty, breach of trust or unethical business conduct or any crime involving the Company, or (iv) repeated material failure to adhere to the policies and directions of the Board of Directors, or failure to devote all of Executive's business time and efforts to the business of the Company and the duties and responsibilities hereunder, and with respect to subparts(i) or (ii) or (iv) of this Section 9.3, there has been a failure to cure such breach or a failure to modify

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         Executive's conduct within 30 days of receiving written notice of such breach specifying the factual reasons supporting the proposed dismissal for cause.

         9.4 Determination of For Cause Termination

         A determination of a for cause termination shall be made by the Company as follows:

         (a) The Chief Executive Officer and/or the Chairman of the Company shall first make a preliminary determination that the Executive should be reviewed for discharge for cause. The Company will not be required to provide any preliminary notice to the Executive of its intention to investigate the possible discharge of the Executive for cause.

         (b) After investigating the circumstances surrounding the possible for cause termination of the Executive, the Company, through its Chief Executive Officer, may immediately relieve or suspend the Executive by providing notice to the Executive. Upon notice of the suspension, the Executive shall immediately vacate the premises and remove all personal property from the premises of the Company. The Company shall have the absolute right to review any and all material in the possession of the Executive on the Company premises to determine those items, which are proprietary to the Company. After sorting the appropriate items, all personal items shall be delivered to the Executive at the location designation reasonably selected by the Executive.

         (c) After concluding its investigation, the Company, through the Chief Executive Officer and/or the Chairman of the Company, shall make a determination whether the Executive should be discharged for cause. The determination for discharge for cause shall be timely communicated in writing, to the Executive.

         9.5 Termination by the Company Without Cause

         The Company expressly reserves the right to terminate the employment, or materially reduce the responsibilities, of Executive at any time for no reason or for any reason.

         In the event that Executive's employment is so terminated or altered under this Section, Executive shall be entitled to receive:

         (a) Payments for twenty six (26) weeks of the current Base Salary, paid in accordance with the executive officer payroll policy of the Company at the time of termination;

         (b) Accrued vacation and personal days; and

         (c) Accrued business expenses pursuant to Section 7 not previously reimbursed.

         In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to Executive under the Executive benefit plans will be extended for such period as the Company is obligated to make Base Salary payments to Executive in terms of this Section, or, if longer, as required by otherwise applicable law, unless

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         Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost, which would have been required as if the Executive were covered under the plan.

         Any unvested employer contributions attributable to Executive under any pension plan, shall be accelerated and deemed vested as of the date of termination of employment without cause. If the acceleration of vesting is not permitted by law or under the terms of the plan, the Company shall, in lieu of accelerated vesting, pay a bonus to the Executive in the amount of the account forfeiture under the plan.

         9.6 Termination by the Executive for Good Reason.

         Termination by the Executive for Good Reason shall mean termination of the Executive's employment by the Executive as a result of (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive's position, authority or responsibility or any substantial change in any such position, authority or responsibility including title; (ii) any failure by the Company to comply with the terms of this Agreement or any other term of the Executive's employment (other than any insubstantial or inadvertent failure remedied promptly after receipt of notice from the Executive);
         (iii) any failure by the Company to diligently implement such policies, programs and systems as Executive, with the concurrence of the Company's auditors and the Company's Audit Committee, determines are necessary to prevent or correct "material weakness", as such term is used in auditing standards, in the financial and internal controls of the Company, its subsidiary, SIGI and any subsidiary, parent or affiliates of any of them for which the Executive is requested to perform any services hereunder, provided such failure is not attributable to the actions, inactions or other terms defined under "cause" above, by the Executive; (iv) any material reduction in salary or other compensation provided herein; (v) a requirement that the Executive be based at an office located more than 50 miles from the City of Stamford, Connecticut; (vi) any failure by the Company to obtain the assumption and agreement of any successor to perform this Agreement as contemplated herein.

         In the event that Executive's employment is so terminated or altered under this Section, Executive shall be entitled to receive:

         (a) Payments for twenty six (26) weeks of the current Base Salary, paid in accordance with the executive officer payroll policy at the time of termination;

         (b) Accrued vacation and personal days; and

         (c) Accrued business expenses pursuant to Section 7 not previously reimbursed.

         In addition to the above payments if permitted under the appropriate plan documentation and if allowed by law, all health, dental and life insurance coverage provided to Executive under the Executive benefit plans will be extended for such period as the Company is obligated to make weekly Base Salary payments to Executive in terms of this Section, or, if longer, as required by otherwise applicable

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         law, unless Executive becomes covered by other employer plans. If coverage extensions are not permitted by law or under the plans, the Company shall pay to the Executive periodic bonuses equal to the insurance premium cost, which would have been required as if the Executive were covered under the plan.

         9.7 Voluntary Termination by the Executive

         Executive shall be entitled, with not less than one (1) month's written notice, to voluntarily terminate employment with the Company. If Executive elects such termination, Executive shall be entitled to receive the Executive's monthly Base Salary defined under Section 3 and benefits defined under Section 5 until the end of such notice period. Executive shall also be entitled to exercise any vested rights under Sections 5 and 6.

         Even though the Executive is required to give not less than one (1) month's advance written notice, the Company shall have the option to require that the Executive discontinue service on behalf of the Company at any time upon receipt of advance written notice of the Executive's election to terminate; provided, however, that in such event the Company shall be required to continue the Base Salary and benefit payments through the one (1) month notice period.

         9.8 Disability Termination

         The Executive's employment shall terminate if the Executive becomes so disabled as to be unable to substantially perform the services of character contemplated by this Agreement, and such disability continues for a period of ninety (90) consecutive days. The Executive's employment shall terminate at the conclusion of the 90-consecutive day disability. In such event, the Executive shall be entitled to receive the Executive's Base Salary defined under Section 3 and benefits defined under Section 5 until the end of the 90-consecutive day disability period. Executive shall also be entitled to exercise any vested rights under Sections 5 and 6.

         For purposes of this Agreement the term "disability" or "disabled" shall mean a physical or mental condition resulting in a bodily injury or disease or mental disorder which renders the Executive incapable of engaging in substantial gainful activity of the character contemplated by this Agreement and which can be expected to be of a long and continued duration. The disability of the Executive shall be determined by the Board based upon competent medical authority. The determination of a disability may be made by the Board independent of such determination being made under any other disability insurance plan sponsored or funded by the Company.

         9.9 Termination Due to Executive's Death

         This Agreement shall terminate if the Executive shall die, in which event the Executive's estate or personal representative shall not be entitled to continue to receive Base Salary payments permitted under
         Section 3 or other benefits permitted under this Agreement, other than the Base Salary for the period until death, benefits payable under the Company life insurance policies as provided in Exhibit B, and those

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         benefit continuation requirement imposed as a matter of law. With respect to other benefit entitlement under the bonus plan or other similar plans, the Executive's estate shall only be permitted to such rights or benefits as otherwise provided in those plan documents.

10.      RESTRICTIVE CONVENANTS; CONFIDENTIALITY; OWNERSHIP OF PROCEEDS OF
         EMPLOYMENT

         10.1 Solicitation of Employees; Customers; Agents or Representatives etc.

         Executive agrees that, during the term of employment hereunder, and for a period of one (1) year after the Company no longer employs Executive, Executive shall not, directly or indirectly:

         (a) solicit, entice, persuade or induce any individual who is then or has been within the preceding six-month period, an employee of the Company or any of its subsidiaries or affiliates, to terminate his or her employment with the Company or any of its subsidiaries or affiliates, or to become employed by or enter into contractual relations with any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity; or,

         (b) except in accordance with Executive's duties hereunder, solicit, entice, persuade or induce any individual or entity which is then, or has within the preceding twelve month period been, a customer, distributor or supplier, or policy owner, agent or representative of the Company or its subsidiaries or affiliates to terminate or materially reduce his, her or its contractual or other relationship with the Company or any of its subsidiaries or affiliates, and the Executive shall not approach any such customer, distributor, supplier, policy owner, agent or representative for such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity.

         10.2 Confidential Records

         In the course of employment, Executive will have access to confidential information, records, data, specifications, and other knowledge owned by the Company or its subsidiaries or affiliates. Executive agrees that at no time during or after the term of employment shall the Executive remove or cause to be removed from the premises of the Company or its subsidiaries or affiliates, any record, file, memorandum, document, equipment or like item relating to the business of the Company or its subsidiaries or affiliates except in furtherance of Executive's duties hereunder, and immediately following the termination of Executive's employment hereunder or at any other time at the request of the Board of Directors, all such records, files, memoranda, documents, equipment and like items then in Executive's possession will promptly be returned to the Company. Executive further agrees that, during and after the term of employment, Executive shall not without the written consent of the Company or a person authorized thereby, disclose to any person, other than an employee of the Company its subsidiaries or affiliates or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of duties as an executive of the Company, any confidential information obtained by Executive while in the employ of the Company with respect to any business methods, plans, policies, products and/or personnel of the Company or its subsidiaries or affiliates, the disclosure, including speaking with the press, of which would, in the view of a reasonable person, be injurious or damaging to the business of the Company or its subsidiaries, or affiliates, provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by Executive), or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by the Company.

         10.3 Ownership of Proceeds of Employment

         Executive acknowledges that the Company shall be the sole owner of all the fruits and proceeds of the Executive's services hereunder, including without limitation all ideas, concepts, formats, suggestions, developments, arrangements, designs, packages, programs, promotions and other properties relating to the businesses of the Company, which Executive may create in connection with and during the term of employment hereunder, free and clear of any claims by the Executive of any kind or character whatsoever (other than Executive's right to compensation and benefits hereunder).

         10.4 Survival

         The provisions of this Section 10 shall survive any termination or expiration of Executive's employment under this Agreement, irrespective of the reason therefore.

         10.5 Enforceability; Remedies

         The parties hereto agree that a breach by Executive of any of the provisions of Section 10. hereof will cause the Company great and irreparable injury and damage. By reason of this, Executive acknowledges that, in the event of a breach by Executive of any of the provisions of Section 10 hereof, the Company shall be entitled, in addition and as a supplement to any other rights or remedies it may have at law, to the remedies of injunction, specific performance and other equitable relief. This section 10 shall not, however, be construed as a waiver of any of the rights which the Company may have for damages or otherwise.

11.      MISCELLANEOUS PROVISIONS

         11.1 Severability

         Executive acknowledges and agrees that (i) Executive has had an opportunity to seek advice of counsel in connection with this agreement and (ii) the Restrictive Covenants are reasonable in temporal and geographic scope and in all other respects. If in any jurisdiction any term or provision hereof is determined to be invalid or unenforceable,
         (a) the remaining terms and provisions hereof shall be unimpaired, (b) any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and the remaining provisions hereof shall be given full force and effect without regard to the invalid portions. The Employer and the Executive intend to and hereby confer jurisdiction to endorse the Restrictive Covenants upon the Courts of any jurisdiction within the geographical scope of the covenants.

         11.2 Execution in Counterparts

         This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement (and all signatures need not appear on any one counterpart), and this Agreement shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

         11.3 Notices

         Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing (or in the form of a fax) addressed as provided below and if either (a) actually delivered at said address, or (b) in the case of a letter, three business days shall have elapsed after the same shall have been deposited in the US mail, postage prepaid and registered or certified, and (c) in the case of fax, one business day shall have elapsed after dispatch.

         If to the Company, to it at the following address:

                           Sage Life Assurance of America, Inc.
                           300 Atlantic Street
                           Suite 302
                           Stamford
                           CONNECTICUT 06901
                           FAX (203) 324-6173
                           Attention: Chief Executive Officer

         with a copy to:
                           Sage Life Assurance of America, Inc.
                           300 Atlantic Street
                           Suite 302
                           Stamford
                           CONNECTICUT 06901
                           FAX (203) 324-6173
                           Attention: Secretary

                           Sage Group Limited, S.A.
                           P.O. Box 7755
                           10 Fraser Street
                           Johannesburg 2000
                           Republic of South Africa
                           FAX 011 2711 834 2107
                           Attention: Chairman, Sage Life Assurance of America, Inc.

         or at such other address as the Company shall have specified by written notice actually received by the addresser.

         If to Executive, to Executive at the address provided in the preamble with a copy to Executive at The Classic, Apt. 11E, 25 Forest Street, Stamford, Connecticut 06901 or at such other address as Executive shall have specified by written notice actually received by the addresser.

         11.4 Entire Agreement and Subsequent Amendments

         This Agreement constitutes the entire agreement between the Company and Executive relating to Executive's employment and supersedes all prior agreements and understandings of the parties hereto, whether oral or written with respect to the subject matter herein. However, the consulting agreement relating to services by the Employee to SIGI as same may have been amended, is not superseded hereby but expressly continues to apply up to the date hereof and, only upon this Agreement becoming effective, any such consulting agreement shall hereby be terminated by the mutual agreement of the parties thereto.

         This Agreement may be amended or altered only by the written agreement of the Company and Executive.

         11.5 Applicable Law

         This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut without regard to principles of conflict of law.

         11.6 Headings

         The descriptive headings of the several sections of this Agreement are inserted for the sole purpose of convenience of reference, and do not constitute part of this Agreement or in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

         11.7 Binding Effect; Successors and Assigns

         This Agreement shall be binding upon and shall inure to the benefit of:

         (a)      the Company and its successors and assigns; and

         (b) Executive and to the benefit of Executive's heirs, executors, administrators and legal representatives. Executive's duties and obligations hereunder are personal and shall not be assignable or delegable in any manner whatsoever.

         The Company may assign the obligations under this Agreement (subject to a right of recourse by Executive to the Company in the event of any default under the obligations to Executive hereunder), to an affiliate or to any intermediate parent of the Company.

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

         11.8 Waiver

         The failure of either of the parties hereto at any time, to enforce any of the provisions of this agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this agreement or any provision hereof or the right of either of the parties hereto, to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party against whom or which enforcement of such waiver is sought, and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

         11.9 Warranty and Capacity to Contract

         The Company and Executive hereby represent and warrant to the other that:

         (a) they have full power and authority to execute this Agreement, and to perform their respective obligations hereunder;

         (b) such execution, delivery and performance will not (and with the giving of notice or lapse of time or both would not) result in any breach of any agreements or other obligations to which Executive or the Company is otherwise bound; and

         (c) this Agreement is a valid binding obligation on Executive and the Company.

         11.10 Arbitration

         Except to the extent necessary for Executive or the Company to enforce rights under Section 8 above or for the Company to enforce its rights under Section 10 above, any case or controversy arising among the parties hereto under this Agreement, or the subject matter hereof, shall be settled by binding arbitration in Stamford, Connecticut under the then prevailing rules of the American Arbitration Association. The decision of the arbitrators shall be final and binding and the party against whom the award is rendered ("the non-prevailing party") shall be specifically instructed in any such award to pay all reasonable attorney's fees, disbursements of the prevailing party's legal counsel, arbitration costs, expenses and filing fees incurred by the prevailing party in the arbitration proceeding. The American Arbitration Association shall appoint three (3) arbitrators to preside at the said arbitration proceeding and the arbitrators will determine in their decision and award, which is the prevailing party, which is the non-prevailing party, the amount of the fees and expenses of the prevailing party and the amount of the arbitration expenses. The arbitrators will render their award, upon the concurrence of at least two (2) of their number, no later than thirty (30) days after the conclusion of the arbitration proceedings. Judgment may be entered on the award of the arbitrators and may be enforced in any court of competent jurisdiction.

         11.11 Remedies

         All remedies hereunder are cumulative, are in addition to any other remedies provided by law and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy exclusively or to preclude the exercise of any other remedy. No failure or delay in exercising any right or remedy shall operate as a waiver thereof or modify the terms of this Agreement.

         11.12 Survival

         Anything contained in this Agreement to the contrary notwithstanding, the provisions of Section 8, Section 9, and Section 10 and the other provisions of this Section 11 (to the extent necessary to effectuate the survival of Section 11) shall survive termination of this Agreement and any termination of Executive's contract hereunder.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first written above.

Executive:                                       SAGE LIFE ASSURANCE OF AMERICA,
                                                 INC.

/s/ Terry Eleftheriou                            By: /s/ Robin I. Marsden
---------------------                                --------------------------
Terry Eleftheriou                                    Name:  Robin I. Marsden
                                                     Title: President and CEO

                        EXHIBIT A - POSITION DESCRIPTION

TITLES:           Chief Financial Officer, Sage Life Assurance of America, Inc.
                  Chief Financial Officer, Sage Insurance Group, Inc.

REPORTING LINES:  CEO, Sage Life Assurance of America, Inc.
                  CEO, Sage Insurance Group, Inc.

RESPONSIBILITIES AND DUTIES WITH REGARD TO COMPANIES MANAGED BY EXECUTIVE

Responsible for leading and managing the financial function of the above listed companies and their subsidiaries (the "Sage US Group"), and acting as an advisor to executive management on financial matters impacting the Sage US Group. Executive will be responsible for managing the day-to-day financial operations including planning and budgeting, external and internal financial reporting, regulatory reporting, treasury and cash management, investment management and tax aspects of the businesses of the Sage US Group.

                              EXHIBIT B - BENEFITS

                           SAGE INSURANCE GROUP, INC.          [SAGE LETTERHEAD]

                                  OFFICER LEVEL

MAJOR MEDICAL provided by Anthem Blue Cross/Blue Shield. Effective 1st of the month after date of hire. Company pays 75% - employee pays 25%.

DENTAL provided by The Guardian. Effective 1st of the month after date of hire. Company pays 75% - employee pays 25%.

VISION PLAN provided by Employers Vision Trust. Effective 1st of month after 30 days of employment. Small co-pay on annual eye exams - discounts on lenses, including contact lenses, discounts on laser surgery - 100% paid by Company.

GROUP TERM LIFE provided by The Guardian. Effective 1st of month after date of hire - 3x annual compensation to $750,000 - guaranteed issue of first $400,000, simplified issue of remaining $350,000 - 100% paid by Company.

EXCESS LIFE TO COVER OVER $750,000 - Personal policy paid for by Company (using standard rates) through Northwestern Mutual Life. Employee is owner.

ACCIDENTAL DEATH AND DISMEMBERMENT provided by The Guardian. Effective 1st of month after date of hire - 3x annual guaranteed compensation to plan maximum of $1,000,000 - 100% paid by company.

RETIREMENT PLAN - 10.5% company contribution of base annual salary to IRS cap of considered compensation ($200,000) (Principal - 17 Investment Options). 10.5% company contribution on base annual salary in excess IRS compensation cap - paid into deferred compensation plan (Rabbi trust), investments self directed through deferred compensation Schwab account. 1 year waiting period - 3 yr. Cliff vesting.

401(k) SAVINGS - can defer 15% of compensation up to IRS cap of $11,000. - Employee contributions only (no company match). Immediately eligible upon hire - (Principal - 17 Investment Options).

SHORT TERM DISABILITY - 90 day salary continuance - paid for by the Company.

LONG TERM DISABILITY provided by The Guardian - 90-day elimination period - 66.67% of monthly compensation to maximum benefit of $12,000 per month - paid for by the Company

EXCESS LONG TERM DISABILITY - Personal policy to fulfill 66.67% salary which exceeds $12,000. per month. (Northwestern Mutual Life).

PAID TIME OFF - VP and above receive 27 days per year (2.25 days monthly accrual) - carry forwards allowed for extended leave or cash out. Must take minimum of 2 weeks per year.

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

HOLIDAYS - 9 paid holidays per annum, following Holiday Schedule of the NYSE.

DISCRETIONARY SHORT TERM INCENTIVE BONUS - At the discretion of the Board of Directors, Short Term Incentive Bonus payments may be made based on overall achievement of the company, personal performance and the attainment of personal goals and objectives.

NYSC MEMBERSHIP - Interested CT employees may participate in annual membership at New York Sports Club (fitness center) - reduced rate of $50 per month.

PARKING CARD or METRO NORTH TRANSIT DISCOUNT COUPON: Employee's choice, value is $65. per month.

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